Filed Pursuant to Rule 433

Registration No. 333-155927

333-155927-08

333-155927-01

333-155927-06

November 8, 2011

FREE WRITING PROSPECTUS DATED NOVEMBER 8, 2011

(To the Prospectus dated December 4, 2008, as supplemented by the Supplement dated August 25, 2011 and the Prospectus Supplement dated November 7, 2011, referred to collectively as the “Preliminary Prospectus”)

Teva Pharmaceutical Finance Company B.V. $1,100,000,000 Floating Rate Senior Notes due 2013 $950,000,000 2.400% Senior Notes due 2016 $875,000,000 3.650% Senior Notes due 2021

Teva Pharmaceutical Finance IV, LLC

$200,000,000 Floating Rate Senior Notes due 2013

$1,000,000,000 1.700% Senior Notes due 2014

Teva Pharmaceutical Finance IV B.V.

$875,000,000 3.650% Senior Notes due 2021

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

Issuers:

Teva Pharmaceutical Finance Company B.V. (“Teva BV”) will issue the Floating Rate Senior Notes due 2013 (the “Teva BV Floating Rate Notes”), the 2.400% Senior Notes due 2016 (the “2016 Notes”) and the 3.650% Senior Notes due 2021 (the “Teva BV 2021 Notes”)

Teva Pharmaceutical Finance IV, LLC (“Teva LLC”) will issue the Floating Rate Senior Notes due 2013 (the “Teva LLC Floating Rate Notes” and, together with the Teva BV Floating Rate Notes, the “Floating Rate Notes”) and the 1.700% Senior Notes due 2014 (the “2014 Notes”)

Teva Pharmaceutical Finance IV B.V. (“Teva IV BV”) will issue the 3.650% Senior Notes due 2021 (the “Teva IV BV 2021 Notes” and, together with the 2014 Notes, the 2016 Notes and the Teva BV 2021 Notes, the “Fixed Rate Notes”)

Guarantor:	Teva Pharmaceutical Industries Limited (“Teva”)

Ratings:	A3 Stable / A- Stable Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime.

Trade Date:	November 7, 2011

Settlement Date (T+3):	November 10, 2011

Principal Amount:	$1,100,000,000 for the Teva BV Floating Rate Notes $200,000,000 for the Teva LLC Floating Rate Notes $1,000,000,000 for the 2014 Notes

$950,000,000 for the 2016 Notes $875,000,000 for the Teva BV 2021 Notes $875,000,000 for the Teva IV BV 2021 Notes

CUSIP / ISIN:

88165F AB8 / US88165FAB85 for the Teva BV Floating Rate Notes

88166H AC1 / US88166HAC16 for the Teva LLC Floating Rate Notes

88166H AA5 / US88166HAA59 for the 2014 Notes

88165F AC6 / US88165FAC68 for the 2016 Notes

88165F AF9 / US88165FAF99 for the Teva BV 2021 Notes

88166J AA1 / US88166JAA16 for the Teva IV BV 2021 Notes

Maturity:

November 8, 2013 for the Teva BV Floating Rate Notes

May 8, 2013 for the Teva LLC Floating Rate Notes

November 10, 2014 for the 2014 Notes

November 10, 2016 for the 2016 Notes

November 10, 2021 for the Teva BV 2021 Notes

November 10, 2021 for the Teva IV BV 2021 Notes

Interest Rate:

A rate equal to three-month LIBOR plus 0.900% for the Teva BV Floating Rate Notes and a rate equal to three-month LIBOR plus 0.800% for the Teva LLC Floating Rate Notes (each calculated as set forth under “Description of the Notes and the Guarantees–Payment of Interest and Principal–Interest on the Floating Rate Notes” in the Preliminary Prospectus)

1.700% for the 2014 Notes

2.400% for the 2016 Notes

3.650% for the Teva BV 2021 Notes

3.650% for the Teva IV BV 2021 Notes

Interest Payment Dates:

February 8, May 8, August 8 and November 8 of each year, beginning February 8, 2012, and at maturity, with respect to the Floating Rate Notes of each series

May 10 and November 10 of each year, beginning May 10, 2012, and at maturity, with respect to the Fixed Rate Notes of each series

Underwriting Discount:

0.150% ($1,650,000 total) for the Teva BV Floating Rate Notes

0.200% ($400,000 total) for the Teva LLC Floating Rate Notes

0.250% ($2,500,000 total) for the 2014 Notes

0.350% ($3,325,000 total) for the 2016 Notes

0.450% ($3,937,500 total) for the Teva BV 2021 Notes

0.450% ($3,937,500 total) for the Teva IV BV 2021 Notes

Public Offering Price:

100.000% of principal amount for the Teva BV Floating Rate Notes

100.000% of principal amount for the Teva LLC Floating Rate Notes

99.869% of principal amount for the 2014 Notes

99.916% of principal amount for the 2016 Notes

99.635% of principal amount for the Teva BV 2021 Notes

99.635% of principal amount for the Teva IV BV 2021 Notes

in each case, plus accrued interest from November 10, 2011, if settlement occurs after that date

Yield to Maturity:	1.745% for the 2014 Notes 2.418% for the 2016 Notes 3.694% for the Teva BV 2021 Notes

3.694% for the Teva IV BV 2021 Notes

Spread to Benchmark Treasury:	+ 135 basis points for the 2014 Notes + 150 basis points for the 2016 Notes + 170 basis points for the Teva BV 2021 Notes + 170 basis points for the Teva IV BV 2021 Notes

Benchmark Treasury:

0.500% due October 15, 2014 for the 2014 Notes

1.000% due October 31, 2016 for the 2016 Notes

2.125% due August 15, 2021 for the Teva BV 2021 Notes

2.125% due August 15, 2021 for the Teva IV BV 2021 Notes

Benchmark Treasury Yield:	0.395% for the 2014 Notes 0.918% for the 2016 Notes 1.994% for the Teva BV 2021 Notes 1.994% for the Teva IV 2021 Notes

Optional Redemption:

The Floating Rate Notes will not be subject to optional redemption at their applicable issuer’s option.

T + 20 basis points for the 2014 Notes

T + 25 basis points for the 2016 Notes

T + 30 basis points for the Teva BV 2021 Notes

T + 30 basis points for the Teva IV BV 2021 Notes

Joint Book-Running Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Teva and Teva BV, Teva LLC and Teva IV BV (together, the “issuers”) have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Teva and the issuers have filed with the SEC for more complete information about Teva and the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Teva, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-877-858-5407, Goldman, Sachs & Co. toll free at 1-866-471-2526 and Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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